Exhibit 10.1
WHIRLPOOL CORPORATION
2018 Omnibus Stock and Incentive Plan
Strategic Excellence Program
Performance Restricted Stock Unit Award Document

1. The Human Resources Committee of the Board of Directors (the “Committee”) of Whirlpool Corporation (also referred to as the “Company”) has granted to you a contingent Restricted Stock Unit award (the “Award”) pursuant to the Strategic Excellence Program under the Company’s 2018 Omnibus Stock and Incentive Plan (the “Omnibus Plan”), as set forth in your Grant Summary. The vesting of this Award is subject to achievement of performance goals established for the Performance Period (as specified in your Grant Summary) and you remaining continuously employed by the Company or its subsidiaries through the Vesting Date set forth in your Grant Summary.

2. Based on the extent to which the performance goals established for the Performance Period are met and your continued employment through the Vesting Date, the Company will pay any vested amount in shares of common stock on a one-for-one basis for each vested Restricted Stock Unit, subject to applicable tax withholding, as soon as administratively feasible after the date of the determination of the number of Restricted Stock Units payable under the Award, but in any event by the later of (i) the end of the calendar year in which the Vesting Date occurs and (ii) 2.5 months after the Vesting Date.

3. If you cease to be employed by the Company or any of its subsidiaries due to termination by the Company or any of its subsidiaries due to Disability (as defined in the Appendix) or death, but prior to the Vesting Date, you or your beneficiary shall be eligible for a pro-rated payout of your Award based on a fraction, the numerator of which is the number of completed months of the Performance Period at the time of such termination and the denominator of which is 36, multiplied by the number of Restricted Stock Units which are determined to be payable under the Award following the completion of the Performance Period. Such amount shall be payable based on actual results for the Performance Period in shares of common stock on a one-for-one basis for each Restricted Stock Unit, subject to applicable tax withholding, as soon as administratively feasible after the determination of the number of Restricted Stock Units payable under the Award, but in any event no later than 2.5 months after the conclusion of the Performance Period.

4. If you cease to be employed by the Company or any of its subsidiaries due to Retirement (as defined in the Appendix) or with the consent of the Committee prior to the Vesting Date, you or your beneficiary shall be eligible for a pro-rated payout of your Award based on a fraction (not to exceed one (1)), the numerator of which is the number of completed months of the Performance Period at the time of such termination and the denominator of which is 36, multiplied by the number of Restricted Stock Units which are determined to be payable under the Award following the completion of the Performance Period. Such amount shall be payable based on actual results for the Performance Period in shares of common stock on a one-for-one basis for each Restricted Stock Unit, subject to applicable tax withholding, as soon as administratively feasible after the determination of the number of Restricted Stock Units payable under the Award, but in any event no later than 2.5 months after the conclusion of the Performance Period.

5. The terms of Section 10 of the Omnibus Plan shall apply to the Award. In addition, for purposes of Section 10.2(a) of the Omnibus Plan, you will only be entitled to the accelerated vesting contemplated thereunder in connection with a termination of employment within 24 months following a Change in Control if such termination of employment is by the Company without Cause or by you for Good Reason, each as defined in the Appendix. In the event that a Change in Control occurs prior to the conclusion of the Performance Period, then the number of shares payable under the Award shall be equal to the number of Restricted Stock Units included in your target award as specified in your Grant Summary. Upon vesting pursuant to this provision, your Award shall be paid out by the Company (or its successor), subject to the terms and conditions set forth herein, as soon as administratively feasible following such termination of employment (but in any event no later than 60 days following such termination of employment). Notwithstanding the foregoing, if the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Committee prior to the date of the Change in Control in accordance with Section 10.2(b) of the Omnibus Plan), then the Award shall vest at the target level of performance and shall be distributed within thirty (30) days of such Change in Control; provided, however, if the Change in Control was not a “change in control event” within the meaning of Section 409A of the Code or to the extent distribution would be impermissible under Section 409A of the Code, then the vested Award shall be settled upon the earlier to occur of (i) the normal Vesting Date in accordance with Section 2 and (ii) your termination of service in accordance with Sections 3 and 4.

6. If you cease to be employed by the Company or any of its subsidiaries for any reason other than as provided above with respect to Retirement, Disability, death, Change in Control or with the consent of the Committee prior to the Vesting Date, your Award shall terminate on the date you cease to be so employed and you shall not be entitled to any payment of any kind whatsoever under this Award.

7. Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all federal, state, or local income tax, social insurance, payroll tax, payment on account or other tax-related withholding regarding the Award (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the vesting or payment of the Award, the subsequent sale of shares acquired pursuant to the payment of shares under the Award and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.

You authorize the Company and/or the Employer to withhold shares that would otherwise be delivered under this Award to satisfy all applicable Tax-Related Items legally payable by you with respect to this Award. Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Omnibus Plan that cannot be satisfied by the means previously described. Subject to Section 409A of the Code, the Company may refuse to deliver any Company common stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
8. By accepting the Award, you acknowledge that:
(i) the Award is governed by the Omnibus Plan and you are voluntarily participating in the Omnibus Plan;

(ii) the Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Omnibus Plan and this Agreement;

(iii) your participation in the Omnibus Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time with or without cause;

(iv) in the event that you are not an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;
(v) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of such awards, even if such awards have been granted repeatedly in the past, and all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(vi) the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(vii) the Award does not include any rights with respect to any of the shares of common stock of the Company (including any voting rights or rights with respect to any dividends of any nature associated with the common stock) issuable under the Award until the Award has vested and is settled by issuance of such shares of common stock to you; and

(viii) the attempted transfer or other disposition of the Award shall be void and shall nullify your Award, resulting in the cancellation of the Award by the Company.

9. No claim or entitlement to compensation or damages shall arise from termination of the Award as a result of your termination from employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive payment under the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to payment under the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law. The Board and Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award.

10. You may be required to repay the Award or forfeit the Award, (i) if you are terminated by or otherwise leave employment with the Employer within two years following the vesting date of the Award and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Company or Employer policy, (ii) if you become employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests or (iii) in the event of a restatement of the Company's financial results within three years after the settlement of the Award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. In addition, the Award and any common stock delivered pursuant to the Award shall be subject to forfeiture to the Company in accordance with any clawback or recoupment policy of the Company in effect as of the Grant Date specified in your Grant Summary or which the Company may be required to adopt to comply with applicable law.
11. You hereby explicitly accept the Award and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Omnibus Plan. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Omnibus Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Omnibus Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Omnibus Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Omnibus Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Omnibus Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

12. Any shares acquired pursuant to this Award may not be sold, transferred, or otherwise traded without the registration under or an exemption from any applicable requirements of any securities laws applicable to you, and each certificate representing such shares will bear an appropriate legend to that effect.

13. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. The terms “cease to be employed” or “termination of employment,” or words of similar import, as used herein, for purposes of any payments that are payments of deferred compensation subject to Section 409A of the Code, shall mean “separation from service” as defined in Section 409A of the Code. To the extent that any payment hereunder shall be made during a period, you shall not be permitted, directly or indirectly, to designate the taxable year of payment. If a payment obligation under the Award arises on account of your separation from service while you are a “specified employee” (as determined under the Whirlpool Corporation Specified Employee Policy), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after your death. If the Award is subject to Section 409A of the Code and in the event the Participant becomes entitled to a payment under Section 5 and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, then the Vested Award shall be settled at the time specified in Section 2 or, in the event of a termination of employment, Sections 3 and 4 to the extent required by Section 409A of the Code.

14. The Committee reserves and shall have the right to change the provisions of this Agreement in any manner that it may deem necessary or advisable to carry out the purpose of this Award as the result of, or to comply with, any change in applicable regulations, interpretation or statutory enactment.

15. The Company may, in its sole discretion, decide to deliver any documents related to the Award or participation in the Omnibus Plan or future awards that may be granted under the Omnibus Plan, if any, by electronic means or to request your consent to participate in the Omnibus Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix
The following terms used in the grant document, shall have the meanings set forth herein:
“Cause” means (a) your willful and continued failure to substantially perform your duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) or (b) you willfully engage in illegal conduct, which is materially and demonstratively injurious to the Company.
“Disability” means you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
“Good Reason” means the occurrence of any one or more of the following after a Change in Control and without your written consent:

(a)
The assignment of any duties or any other action by the Company which results in a diminution in your position, authority, duties or responsibilities as in effect immediately prior to the Change in Control Date, or your removal from, or the failure to reappoint or reelect you to, such position, except in connection with termination of employment for cause, or due to Disability, Retirement or death.

(b)	A material reduction in your compensation or benefits generally from those in effect prior to the Change in Control.

(c)
The Company requires you to be located at a location in excess of thirty-five (35) miles from where your office is located immediately prior to the Change in Control, except for required travel in carrying out the Company's business to an extent consistent with your business travel obligations on behalf of the Company immediately prior to the Change in Control.

Notwithstanding the foregoing, the occurrence of any of the foregoing conditions shall not constitute Good Reason unless (i) you provide written notice to the Company of the existence of such condition not later than 60 days after you know or reasonably should know of the existence of such condition, (ii) the Company fails to remedy such condition within 30 days after receipt of such notice and (iii) you resign due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (ii) hereof. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
“Retirement” means your cessation of service, other than for Cause, following five years of service and attainment of age 55, except as may be prohibited under applicable laws of your local jurisdiction.